Exhibit 3.1

AMERADA HESS CORPORATION

RESTATED CERTIFICATE

OF

INCORPORATION

AMERADA HESS CORPORATION

RESTATED CERTIFICATE
OF
INCORPORATION

          AMERADA HESS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, was incorporated under the name Amerada Corporation. Its original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 7, 1920.

          This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the Corporation’s Restated Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

          The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated without further amendments or changes to read as herein set forth in full:

          FIRST: The name of the Corporation is

AMERADA HESS CORPORATION

          SECOND: The Corporation’s registered office in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 220,000,000 shares of which 20,000,000 shares shall be shares of Preferred Stock, of the par value of $1 per shares (“Preferred Stock”) and 200,000,000 shares shall be shares of Common Stock, of the par value of $1 per share (“Common Stock”).

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock of the Corporation which are fixed by this Restated Certificate of Incorporation, and the express grant of authority to the Board of Directors of the Corporation to fix by resolution or resolutions the designations and the powers, preferences and rights of each such class, and the qualifications, limitations or restrictions thereof, are as follows:

SECTION I

PREFERRED STOCK

A. THE PREFERRED STOCK AS A CLASS

     1. General. Shares of Preferred Stock may be issued from time to time in one or more series, provided for herein or by the Board of Directors as permitted hereby. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical, except in respect of the particulars fixed herein for the series provided for herein and the particulars fixed by the Board of Directors for series provided for by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except that if the shares of such series are entitled to cumulative dividends, such shares issued at different times may differ as to the dates from which dividends shall be cumulative.

     2. Dividends. The holders of the Preferred Stock of each series shall be entitled to receive when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends (if any) at such rates as shall be fixed for such series herein or by the Board of Directors as permitted hereby, as the case may be, payable at such time or times as shall be fixed for such series herein or by the Board of Directors as permitted hereby to stockholders of record on the respective record dates, not more than sixty nor less than ten days preceding such time or times, fixed for that purpose by the Board of Directors. Accumulations of dividends shall not bear interest.

     3. Redemption.

     (a) Right to Redeem and Price. The Corporation at the option of the Board of Directors may redeem the whole or any part of the shares of Preferred Stock of any series at such time or times (if any) and at such price or prices (if any) as are provided for herein or by the Board of Directors as permitted hereby, as the case may be, for such series plus, in each case, an amount equal to all dividends (if any) accrued and unpaid on the shares of such series so to be redeemed to and including the date fixed for redemption (the total sum so payable per share on any such redemption being herein referred to as the “Redemption Price” and the date fixed for redemption being herein referred to as the “Redemption Date”), provided, however, that the foregoing option to redeem a part of the shares of Preferred Stock of any series, may be exercised only if dividends payable for all past quarterly dividend periods on all outstanding shares of such series have been paid, or declared and set apart for payment, in full. If fewer than all outstanding shares of any series of Preferred Stock are to be redeemed, the shares of such series to be redeemed shall be chosen by lot or pro rata in such manner as the Board of Directors may determine.

     (b) Notice and Effect of Deposit of Redemption Funds. Notice of every such redemption shall be mailed to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be mailed not less than thirty nor more than sixty days in advance of the Redemption Date to the holders of record of shares so to be redeemed.

          If, on the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, after the Redemption Date the right to receive dividends thereon shall cease to accrue and all rights of the holders of the shares of Preferred Stock so called for redemption shall forthwith, after the Redemption Date, cease and terminate, excepting only the right of such holders to receive the Redemption Price for such shares but without interest, and such shares shall no longer be deemed outstanding. Any funds so set aside by the Corporation and unclaimed at the end of six years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the Corporation for payment of the Redemption Price.

          If, on or after the giving of such notice but before the Redemption Date, the Corporation shall deposit with any transfer agent for such shares of Preferred Stock, in trust to be applied to the redemption of the shares of Preferred Stock so called for redemption, the funds necessary for such redemption, then after the date of such deposit, all rights of the holders of the shares of Preferred Stock so called for redemption shall forthwith, after the date of such deposit, cease and terminate (excepting only the right of such holders to receive the Redemption Price therefor but without interest and the right to exercise on or before the close of business on the third business day prior to the Redemption Date any conversion privilege not theretofore expired), and such shares will not, after the date of such deposit, be deemed outstanding. Any funds so deposited which shall not be required for such redemption because of the exercise of any such right of conversion subsequent to the making of such deposit shall be returned to the Corporation. In case the holders of shares of Preferred Stock so called for redemption shall not, at the end of six years from the Redemption Date, have claimed any funds so deposited, such transfer agent shall thereupon pay over to the Corporation such unclaimed funds, and such transfer agent shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the Redemption Price.

     (c) Status of Reacquired Shares. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of stock of the Corporation of any other class or classes, shall, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of any series of Preferred Stock provided for herein or by the Board of Directors as permitted hereby.

B. PREFERRED STOCK, $3.50 CUMULATIVE CONVERTIBLE SERIES.

          There is hereby created a series of the Preferred Stock the designation, the number of shares and the terms and provisions of which (except as heretofore set forth herein) are as follows:

     1. Designation of Series and Number of Shares. This series of the Preferred Stock shall be designated “Preferred Stock, $3.50 Cumulative Convertible Series” (the $3.50 Cumulative Preferred”), to consist of 12,000,000 shares. The Board of Directors is hereby authorized by re-

solution, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of the $3.50 Cumulative Preferred.

     2. Dividends. The holders of shares of the $3.50 Cumulative Preferred shall be entitled to receive cumulative dividends at the rate of $3.50 per share per annum in cash, and no more except to the extent otherwise permitted by Paragraph 7 of this Subsection B, payable quarterly on the last days of January, April, July and October in each year. Such dividends shall accrue and become cumulative, whether or not earned or declared, as to all shares of the $3.50 Cumulative Preferred issued on the date of the filing under the laws of Delaware of the Agreement and Plan of Merger dated as of January 15, 1969 between the Corporation and Hess Oil & Chemical Corporation, from June 20, 1969, and, as to each share of the $3.50 Cumulative Preferred issued thereafter, from such date as shall make the dividend rights of such share the same as the dividend rights per share of the then outstanding shares of the $3.50 Cumulative Preferred.

          Except as to dividends permitted by Paragraph 7 of this Subsection B, in case dividends for any quarterly dividend period on all shares of the $3.50 Cumulative Preferred and all shares of all other series of the Preferred Stock ranking on a parity with the $3.50 Cumulative Preferred as to dividends are not paid in full, all shares of the $3.50 Cumulative Preferred and of all such other series shall participate ratably in the payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled, provided however, that no dividend shall be paid on any such other series for any dividend period until dividends payable on the $3.50 Cumulative Preferred for all dividend periods prior to the first dividend period of any such other series shall have been paid, or declared and set apart for payment, in full.

          So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends or make any other distribution on junior stock (being Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) and shall not redeem (whether through the operation of a sinking fund or otherwise), purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of such junior stock, if at the time of making such declaration payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of the $3.50 Cumulative Preferred (provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of such junior stock in exchange for, or out of the net proceeds from the substantially concurrent sale or other issue of, other shares of such junior stock), and the Corporation shall not redeem (whether through the operation of a sinking fund or otherwise), purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any series of the Preferred Stock, or any other class of stock of the Corporation, ranking as to dividends on a parity with the $3.50 Cumulative Preferred, if at the time of making such redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of the $3.50 Cumulative Preferred (provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of such series or class in exchange for, or out of the net proceeds from the substantially concurrent sale or other issue of, other shares of such series or class).

     3. Redemption. The shares of the $3.50 Cumulative Preferred may not be, redeemed before June 20, 1974. On and after that date, such shares may be redeemed at $150 per share plus an amount equal to all accrued and unpaid dividends thereon to and including the Redemption Date.

     4. Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and all amounts due in such event on any class or series of stock of the Corporation ranking prior to the $3.50 Cumulative Preferred upon liquidation the holders of the $3.50 Cumulative Preferred shall be entitled to receive, from the net assets of the Corporation (a) upon voluntary dissolution, liquidation or winding up of the affairs of the Corporation, $150 per share; or (b) upon involuntary dissolution, liquidation or winding up of the affairs of the Corporation, $100 per share, plus in either event an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or other stock of the Corporation ranking junior to the Preferred Stock upon liquidation, provided that the right of the holders of the $3.50 Cumulative Preferred so to receive such amounts in any such event shall not constitute any restriction on the right, power or authority of the Board of Directors of the Corporation to declare and pay dividends or make any other distribution on the shares of the capital stock of the Corporation.

          If upon any such dissolution, liquidation or winding up of the affairs of the Corporation its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of the $3.50 Cumulative Preferred and all outstanding shares of stock of the Corporation ranking on a parity upon liquidation with the $3.50 Cumulative Preferred upon such dissolution, liquidation or winding up are entitled in such event, the entire remaining net assets of the Corporation shall be distributed among the holders of the $3.50 Cumulative Preferred and such other stock in amounts proportionate to the full amounts to which they are respectively so entitled.

          Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 4.

     5. Voting Rights.

     (a) General. The holders of shares of the $3.50 Cumulative Preferred shall be entitled to one vote for each share of the $3.50 Cumulative Preferred standing in their names on the books of the Corporation in the election of directors and on any question arising at any meeting of stockholders of the Corporation at which the holders of shares of the Common Stock or other stock of the Corporation into which shares of the $3.50 Cumulative Preferred Stock are at the time convertible have the right to vote, except that, whenever the conversion ratio of the $3.50 Cumulative Preferred is adjusted as hereinafter in Paragraph 6 provided, the number of votes per share of the $3.50 Cumulative Preferred shall be increased or decreased by the proportion that the total number of votes to which the aggregate of the shares of Common Stock outstanding immediately prior to the event which caused such adjustment is entitled is increased or decreased by such event, provided that (i) the number of votes per share shall in no event be decreased to less than one, (ii) no fractional vote shall result from any such increase or decrease, (iii) if the number resulting from any such increase or decrease includes a fraction which is one-half or more, the number of votes per share resulting from such increase or decrease shall include one vote for such fraction, (iv) if the number resulting from any such increase or decrease includes a fraction which is less than one-half, no vote shall be included for such fraction in the number of votes per share resulting from such increase or decrease (unless, the number of votes per share would be decreased to less than one), and (v) at the time of any adjustment in the conversion ratio, all previous increases and decreases in the number of votes per share effected pursuant to the foregoing shall be disregarded, and the increase or decrease, if any, to be effected as a result of such adjustment shall be calculated as if the events which caused all such previous increases and decreases occurred at the same time as the event which caused such adjustment. The holders of the $3.50 Cumulative Preferred and the Common Stock shall at all times vote, except as otherwise provided herein or required by law, together as one class, together with the holders of any other series or class of stock of the Corporation accorded the right to vote with the Common Stock together as one class.

     (b) Special As Class. (i) So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least two-thirds of the aggregate number of shares at the time outstanding of the $3.50 Cumulative Preferred and any other series of Preferred Stock accorded such class voting right, voting or consenting, as the case may be, separately as a class without regard to series.

     (A) create, or increase the authorized number of shares of, any class of stock ranking, either as to dividends or upon liquidation, prior to the Preferred Stock; or

     (B) alter or change any of the provisions common to the $3.50 Cumulative Preferred and to one or more other outstanding series of Preferred Stock accorded such class voting right so as adversely to affect the preferences, special rights or powers given to the $3.50 Cumulative Preferred and such other series of Preferred Stock, but nothing in this subdivision (B) contained shall require such a class vote or consent in connection with any increase in the total number of authorized shares of Preferred Stock or the authorization or increase of any class of stock ranking, either as to dividends or upon liquidation, on a parity with the preferred Stock; or

     (C) consolidate with or merge into, or sell or transfer all or substantially all its property and assets to, another corporation unless the corporation resulting from such consolidation or merger or to which such sale or transfer is made will have no authorized or outstanding stock ranking, either as to dividends or upon liquidation, prior to the stock which the holders of the Preferred Stock receive in such event.

          (ii) So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least a majority of the shares at the time outstanding of the $3.50 Cumulative Preferred and any other series of Preferred Stock accorded such class voting right, voting or consenting, as the case may be, separately as a class without regard to series, create or increase the total number of authorized shares of, any class of stock ranking, either as to dividends or upon liquidation, on a parity with the Preferred Stock.

     (c) Special as Series. So long as any shares of the $3.50 Cumulative Preferred are outstanding, the Corporation shall not, without the affirmative vote at a duly authorized meeting or written consent of the holders of at least two-thirds of the aggregate number of shares of the $3.50 Cumulative Preferred at the time outstanding, voting or consenting, as the case may be, separately as a series, (i) create, or increase the authorized number of shares of, any series of the Preferred Stock ranking, either as to dividends or upon liquidation, prior to the $3.50 Cumulative Preferred, (ii) alter or change any of the provisions of the $3.50 Cumulative Preferred, or any of the provisions of any other series, so as materially and adversely to affect the preference, special rights or powers given to the $3.50 Cumulative Preferred; provided, however, that were any such alteration or change affects one or more other series of Preferred Stock then outstanding in the same manner, the voting right shall be as set forth in subparagraph (b) of this Paragraph 5 or (iii) consolidate with or merge into, or sell or transfer all or substantially all its property and assets to, another corporation unless provision shall be made, as a part of the terms of such consolidation, merger, sale or transfer, whereby the holders of shares of the $3.50 Cumulative Preferred outstanding immediately prior to such event shall be entitled to receive, on the happening of such event, in exchange for each such share so held by them, a security of the corporation resulting from such consolidation or merger or to which such sale or transfer shall be made, having dividend, voting and conversion rights and rights upon liquidation and redemption substantially equivalent to such rights as provided herein for shares of the $3.50 Cumulative Preferred.

     (d) Right to Elect Directors. If and whenever dividends payable on the Preferred Stock shall be in default in an aggregate amount equivalent to six, full quarterly dividends on all shares of the Preferred Stock at the time outstanding, the number of directors constituting the Board of Directors shall be increased by two and the holders of the Preferred Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class without regard to series, to elect two persons to fill such directorships. Whenever such right shall have vested, it shall be exercised initially at the next following election of directors by the stockholders and shall continue until the dividends in default on the Preferred Stock shall have been paid in full or funds sufficient therefor set aside, and, when such dividends are paid or provided for, such right shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

          At any meeting held for the election of directors at which the holders of shares of Preferred Stock shall have the right, voting as a class, to elect directors as herein provided, the presence, in person or by proxy, of the holders of one-third of the number of shares of Preferred Stock at the time outstanding shall be required to constitute a quorum of such class for the election of any director by the holders of such class. At any such meeting or adjournment thereof, (i) the absence of a quorum of Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preferred Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by holders of shares of Preferred Stock voting as a class, and (ii) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time, without notice other than amendment at the meeting, until a quorum shall be present. The directors elected pursuant to this subparagraph (d) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify, provided, however, that when the right of the holders of the Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided for in the by-laws of the Corporation irrespective of any increase made pursuant to this subparagraph (d). During any period in which the holders of shares of Preferred Stock have the right to elect directors as provided for herein, any vacancy in the directors elected by the holders of the Preferred Stock shall be filled by the vote of the remaining director theretofore elected by the holders of the Preferred Stock.

     6. Conversion Rights.

     (a) Original Conversion Price. Subject to the provisions for adjustments hereinafter set forth, shares of the $3.50 Cumulative Preferred shall be convertible at the option of the holder thereof, at any time on or after June 20, 1970 upon surrender to any transfer agent for the $3.50 Cumulative Preferred of the certificate or certificates evidencing the shares so to be converted, into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of 2.2 shares of Common Stock for each share of the $3.50 Cumulative Preferred so surrendered for conversion. The right to convert shares of the $3.50 Cumulative Preferred called for redemption shall terminate at the close of business on the third business day prior to the Redemption Date. Upon conversion, no payment or adjustment shall be made for dividends on the shares of the $3.50 Cumulative Preferred so converted.

     (b) Adjustment of Conversion Ratio. The number of shares of Common Stock into which each share of the $3.50 Cumulative Preferred is convertible shall be subject to adjustment from time to time only as follows:

          (i) In case the Corporation shall (A) take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of stock of the Corporation of any class or series, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of its Common Stock any shares of the Corporation of any class or series, the holder of each share of the $3.50 Cumulative Preferred shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of the $3.50 Cumulative Preferred held by him been converted immediately prior to the happening of such event, such adjustment to become effective immediately after the opening of business on the day following such record date or the day upon which such subdivision, combination or reclassification becomes effective, as the case may be; provided, however, that no such adjustment shall be made in case the Corporation shall (i) at any time during the period prior to the date set forth in subparagraph (a) of this Paragraph 6 (but not more than once in such period) or (ii) at any time in any calendar year (but not more than once in such calendar year) take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend payable in shares of Common Stock of the Corporation unless such dividend exceeds 21/2% of the number of shares of Common Stock outstanding on the date such record is taken, in which case such adjustment shall be made but only on the basis of the amount by which the dividend exceeds 21/2% of such number of shares of Common Stock outstanding.

          When the Corporation takes a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of stock of the Corporation for which an adjustment is required pursuant to the preceding paragraph the Corporation may in the discretion of the Board of Directors at the same time take a record of the holders of the $3.50 Cumulative Preferred for the purpose of entitling them to receive a dividend or other distribution payable in such shares of stock of the Corporation in an amount thereof per share equal to the amount thereof which the holder of a share of the $3.50 Cumulative Preferred would have been entitled to receive had the share held by him been converted immediately prior to such taking of a record of the holders of the Common Stock, and, in such event, no adjustment shall be made in the conversion ratio of the $3.50 Cumulative Preferred.

          For the purposes of this subparagraph (b), the term “Common Stock” means the Common Stock and any other stock of the Corporation resulting from a reclassification of the Common Stock or any such other stock.

          (ii) No fractional share of stock of the Corporation shall be issued upon any conversion but, in lieu of the issuance of the fraction of a share to which the holder would otherwise have been entitled, there shall be paid to the holder of the shares of the $3.50 Cumulative Preferred surrendered for conversion, as soon as practicable after the date such shares are surrendered for conversion, an amount in cash equal to the same fraction of the market value of a full share of the stock to be received upon the conversion, unless the Board of Directors shall determine to adjust fractional shares by the issue of fractional scrip certificates or in some other manner. For such purpose, the market value of the stock to be received upon the conversion shall be the last sales price thereof, regular way on the New York Stock Exchange on the business day immediately preceding the date upon which the shares of the $3.50 Cumulative Preferred are surrendered for conversion, or, in case no such sale takes place on such day, the average of the closing bid and asked prices thereof, regular way on such Exchange on such day. If shares of the stock to be received upon conversion are not then listed on the New York Stock Exchange, such market value shall be determined in the manner fixed by the Board of Directors.

          (iii) No adjustment in the number of shares into which each share of the $3.50 Cumulative Preferred is convertible shall be required unless such adjustment would require an increase or decrease of at least 1/100th of a share in the number of shares into which such share is then convertible; provided, however, that any adjustments which by reason of this subdivision are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (iv) Whenever any adjustment is required in the shares into which each share of the $3.50 Cumulative Preferred is convertible, the Corporation shall forthwith (A) file with the transfer agent or transfer agents for the shares of the $3.50 Cumulative Preferred a statement describing in reasonable detail the adjustment and the method of calculation used and (B) cause a copy of such notice to be mailed to the holders of record of the shares of the $3.50 Cumulative Preferred.

          (c) Reservation of Stock for Conversions. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares the full number of shares into which all shares of the $3.50 Cumulative Preferred from time to time outstanding are convertible, but shares held in the treasury of the Corporation may be delivered, in the Corporation’s discretion, upon any conversion of shares of the $3.50 Cumulative Preferred.

          (d) Issue Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue of shares on conversion of shares of the $3.50 Cumulative Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in such issue of shares in a name other than that in which the shares so converted were registered, and no such issue shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          7. Dividends in Securities or Other Property. In the event the Corporation shall pay on any stock of the Corporation into which shares of the $3.50 Cumulative Preferred are at the time convertible, any dividend or other distribution consisting of securities of any corporation other than the Corporation, any evidences of indebtedness of the Corporation or any other assets (other than dividends and distributions in cash or shares of stock of the Corporation), it shall on the same date pay, on the shares of the $3.50 Cumulative Preferred, a dividend or distribution consisting of such securities, evidences of indebtedness or other assets in an amount per share equal to the amount thereof which the holder of a share of the $3.50 Cumulative Preferred would have been entitled to receive had the share held by him been converted immediately prior to the taking of a record of the holders of such stock of the Corporation for the purpose of entitling them to receive such dividend or distribution, such dividend or distribution on the shares of the $3.50 Cumulative Preferred to be payable to the holders of shares of the $3.50 Cumulative Preferred who are holders of record on the books of the Corporation on the same date as is used for the taking of a record of the holders of such stock of the Corporation for such dividend or distribution.

          8. Offers of Securities. In the event the Corporation shall offer to sell (by issue of warrants, rights or options or otherwise) securities of the Corporation or of any other corporation to the holders of shares of any stock of the Corporation into which shares of the $3.50 Cumulative Preferred are at the time convertible, the Corporation shall make the same offer to the holders of shares of the $3.50 Cumulative Preferred, giving to each such holder of the $3.50 Cumulative Preferred the right to purchase at the offer price the amount of such securities which such holder would have been entitled to purchase had he converted each share of the $3.50 Cumulative Preferred held by him immediately prior to the taking of a record of the holders of such stock of the Corporation for the purpose of entitling them to receive such offer, such offer to the holders of shares of the $3.50 Cumulative Preferred to be made to the holders of shares of the $3.50 Cumulative Preferred who are holders of record on the books of the Corporation on the same date as is used for the taking of a record of the holders of such stock of the Corporation for such offer.

          9. Restriction on and Notice of Dividends. Until such time as shares of the $3.50 Cumulative Preferred shall be convertible at the option of the holders thereof as herein provided, the Corporation shall pay no cash dividend nor make any other cash distribution on the Common

Stock in excess of quarterly dividends at the quarterly rate of 71/2 cents per share, with the first such dividend to be paid after the date of the filing under the laws of Delaware of the Agreement and Plan of Merger dated as of January 15, 1969 between the Corporation and Hess Oil & Chemical Corporation to be calculated as to amount and date of payment from the last date prior to such date of filing on which a dividend was paid on the Common Stock of Hess Oil & Chemical Corporation. After such time as shares of the $3.50 Cumulative Preferred shall be convertible at the option of the holder thereof as herein provided, and so long as any such shares remain outstanding, in the event the Corporation shall declare (i) any dividend or other distribution payable in shares of stock of the Corporation or (ii) any cash dividend or other cash distribution per share on the Common Stock in excess of 120% of the average of the cash dividends and other cash distributions per share on the Common Stock for the four calendar quarters next preceding the calendar quarter in which such distribution occurs, then, and in any such event, the Corporation shall mail to each holder of the $3.50 Cumulative Preferred at the address of each such holder shown in the stock records of the Corporation a notice stating the day on which the books of the Corporation shall close, or a record shall be taken for such dividend or distribution and the amount and character of such dividend or distribution. Such notice shall be mailed at least 20 days in advance of such day therein specified.

          In applying the provisions of this Paragraph 9 at any time after the Common Stock shall have been split up or combined or after the Corporation shall have taken a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of stock of the Corporation of any class or series (other than a dividend payable in shares of Common Stock for which no adjustment is required to be made pursuant to subparagraph (b) of Paragraph 6 of this Subsection B), references of “71/2 cents per share” and “cash dividends and distributions” shall be appropriately adjusted to reflect any such event and for purposes of this Paragraph 9, the term “Common Stock” means the Common Stock and any other stock of the Corporation resulting from a reclassification of the Common Stock or any such other stock.

C. ADDITIONAL SERIES OF PREFERRED STOCK.

          Authority is hereby expressly granted to the Board of Directors to create and provide for the issue of additional series of the Preferred Stock from time to time by resolution or resolutions and, in connection with the creation of each such series, to fix, by the resolution or resolutions providing for the creation and issue of shares of such series, the following provisions of the shares of such series, so far as not inconsistent with the provisions of this Article FOURTH applicable to all series of Preferred Stock:

     1. The designation of such series and the number of shares which shall constitute such series;

     2. The provisions, if any, for dividends on shares of such series, and, if provisions are made for dividends, the dividend rate and the times in which holders of shares of such series shall be entitled to receive the dividends, whether the dividends shall be cumulative, and if so, from which date or dates, and the other conditions if any, including rights of priority, if any, on which the dividends shall be paid, provided, that the dividend payment dates for shares of any series ranking as to dividends on a parity with the shares of any other series shall be the same as the dividend payment dates for such other series;

     3. The provisions, if any, for the redemption of purchase of shares of such series, and, if provisions are made for redemption, the time or times and the place or places at which the shares of such series shall be subject to redemption in whole or in part, and the other terms and conditions, if any, on which shares of such series may be redeemed or purchased;

     4. The rights, if any, to which holders of the shares of such series shall be entitled in the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

     5. The sinking fund or purchase fund provisions, if any, for the redemption or purchase of shares of such series and, if any such fund is so provided for the benefit of such shares, the amount of such fund and the manner of its application;

     6. The extent of the voting powers, if any, of the shares of such series;

     7. Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock or of any series thereof, of the Corporation, and, if so convertible or exchangeable, the conversion or exchange price or prices or rates, the adjustments thereof and the other terms and conditions, if any, on which such shares shall be so convertible or exchangeable; and

     8. Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of shares of such series as are not fixed and determined hereby.

SECTION II

COMMON STOCK

          1. Voting Rights. Every holder of the Common Stock shall be entitled to one vote for each share of the Common Stock standing in his name on the books of the Corporation.

          2. Dividends. Subject to the provisions of this Article FOURTH and any further provisions prescribed in accordance herewith, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

SECTION III

PREEMPTIVE RIGHTS

          Except as otherwise provided in Paragraph 8 of Subsection B of Section 1 hereof, no holder of any of the shares of the Preferred Stock or of the Common Stock shall be entitled as of right as such holder to purchase or to subscribe for any shares of stock of the Corporation whether now or hereafter authorized, or bonds, certificates of indebtedness, debentures, or other securities convertible into or carrying any right to purchase stock of the Corporation of any class, and shares of any such stock, or such other securities convertible into or carrying any right to purchase stock, may be issued and disposed of to such persons and upon such terms and for such lawful consideration as may be deemed advisable by the Board of Directors.

          FIFTH: 1. Elections of Directors. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          2. Number, Election and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends, or upon liquidation, shall be classified, with respect to the time for which they severally held office, into three classes, as nearly equal in number as possible, as determined in the manner specified in the By-Laws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          3. Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the By-Laws.

          4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successors shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          5. Removal of Directors. Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or with out cause, but only by the affirmative vote of the holder of at least 80% of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          6. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President, and shall be called by the Secretary at the request of the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. For purposes of this Article FIFTH, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

          7. By-Law Amendments. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the Stockholders shall otherwise provide). Any By-Laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Sections 7 and 10 of Article III, Sections 1, 6, 8 and 9 of Article IV and Article XIV of the By-Laws shall not be altered, amended or repealed and any provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the combined voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          8. Amendment, Repeal, etc. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote, of the holders of at least 80% of the combined voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to alter, amend adopt any provision inconsistent with or repeal this Article FIFTH or any provision hereof.

          SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          To make, alter or repeal the By-Laws. Any By-Laws made by the Board of Directors under the power conferred hereby may be altered or repealed by the directors or stockholders.

          From time to time, without the assent or vote of the stockholders, to fix the times for the declaration and payment of dividends, and to fix the amount to be reserved as working capital, over and above its capital stock paid in, and to authorize and cause to be executed mortgages and liens upon all the property of the Corporation or any past thereof.

          From time to time to sell any or all of the then unissued capital stock of the Corporation whether the same be any of the original of its capital or of any increase thereof, without (subject to the terms hereof) first offering the same to the stockholders then existing and all such sales may be made upon such terms and conditions as the Board of Directors may deem advisable.

          From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) or any of them shall be open to the inspection of the stockholders and no stockholder shall have any right of inspecting any account, book or document of the Corporation, except as conferred by statute, unless authorized by resolution of the stockholders or directors.

          If the By-laws so provide to designate two or more of its number to constitute an Executive Committee, which Committee shall for the time being, as provided by resolution of the Board of Directors or in the By-Laws of the Corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, and have power to authorize the sale of the Corporation to be affixed to all papers which may require it.

          The Corporation may in its By-Laws, confer powers upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by the statute.

          SEVENTH: A sale, lease or exchange of all or substantially all of the property and assets of the Corporation shall require the authorization thereof by the affirmative vote of the holders of two-thirds of the stock issued and outstanding having voting power at a stockholders meeting duly called upon at least 20 days notice containing notice of the proposed sale, lease or exchange.

          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          NINTH: The following provisions shall apply in addition to any other affirmative vote required by law or this Restated Certificate of Incorporation.

SECTION I

CERTAIN BUSINESS COMBINATIONS

          The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock (as hereinafter defined) held by stockholders other than the Acquiring Person (as hereinafter defined) with which or by or on whose behalf, directly or indirectly, a Business Combination (as hereinafter defined) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination. Notwithstanding the foregoing, the two-thirds voting requirement shall not be applicable if such Business Combination is approved by the Corporation’s Board of Directors prior to the Acquiring Person becoming such or if the cash or fair market value of the property, securities or other consideration to be received per share by holders of shares of each class of Voting Stock in such Business Combination as of the date of consummation thereof is an amount not less than the higher of (a) the Highest Per Share

Price or the Highest Equivalent Price (as these terms are hereinafter defined) paid by such Acquiring Person in acquiring any of its holdings of Voting Stock, and (b) the Fair Market Price (as hereinafter defined) of such class of Voting Stock determined on the date the proposal for such Business Combination was first publicly announced, and such consideration shall be in the same form and of the same kind as the consideration paid by such Acquiring Person in acquiring the shares of Voting Stock already acquired by it. If the Acquiring Person has paid for shares of Voting Stock with varying forms of consideration, the form of consideration to be received by the holders of Voting Stock shall be the form used to acquire the largest number of shares of Voting Stock acquired by such Acquiring Person.

SECTION II

DEFINITIONS, ETC.

          For purposes of this Article NINTH :

          1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Acquiring Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, in a single transaction or related series of transactions of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary) or of a subsidiary of the Corporation to an Acquiring Person, (c) any merger or consolidation of an Acquiring Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device in a single transaction or related series of transactions, of all or any Substantial Part of the assets of an Acquiring Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to and Acquiring Person, (f) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of an Acquiring Person, (g) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, proposed directly or indirectly by or on behalf of an Acquiring Person, (h) any merger or consolidation of the Corporation with a subsidiary of the Corporation proposed by or on behalf of an Acquiring Person, unless the surviving or consolidated corporation, as the case may be, has a provision in its certificate of incorporation substantially identical to this Article NINTH, and (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination. A person who is an Acquiring Person as of (x) the time any definitive agreement relating to a Business Combination is entered into, (y) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (z) immediately prior to the consummation of a Business Combination shall be deemed an Acquiring Person for purposes of this definition.

          2. Acquiring Person. The term “Acquiring Person” shall mean, and include any individual corporation (other than the Corporation), partnership or other person or entity which, together with its Affiliates and Associates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at March 2, 1983 (collectively and as so in effect, the “Exchange Act”)), and with any other individual, corporation (other than the Corporation), partnership or other person or entity with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of Voting Stock Beneficially Owns (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 20% or more of the outstanding Voting Stock of the Corporation. A person or entity, its Affiliates and Associates and all such other persons or entities with whom they have any such agreement, arrangement or understanding shall be deemed a single Acquiring Person for purposes of this Article NINTH.

          3. Substantial Part. The term “Substantial Part” shall mean an amount (equal to more than 20% of the fair market value of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

          4. Rights to Acquire. Without limitation, any share of Voting Stock of the Corporation that any Acquiring Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion, rights, warrants or options, or otherwise shall be deemed to be Beneficially Owned by the Acquiring Person and to be outstanding for purposes of Paragraph 2 of this Section II.

          5. Other Consideration to Be Received. For the purposes of Section 1 of this Article NINTH, the term “other consideration to be received” shall include, without limitation, Common Stock, Preferred Stock or other capital stock of the Corporation retained by its existing stockholders other than the Acquiring Person with which or by or on whose behalf, directly or indirectly, a Business Combination has been proposed or other parties to such Business Combination to the event of Business Combination in which the Corporation is the surviving corporation.

          6. Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote on each matter on which the holders of record of Common Stock of the Corporation shall be entitled to vote, and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.

          7. Time of Acquisition. An Acquiring Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Acquiring Person became the Beneficial Owner thereof. The price paid by an Acquiring Person for such shares held by a person or entity at the time it became part of such Acquiring Person shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by such person or entity and (b) the market price of the shares in question at the time when such person or entity became part of such Acquiring Person.

          8. Highest Per Share Price; Highest Equivalent Price. The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article NINTH shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest per share price that can be determined to have been paid at any time by the Acquiring Person by or on whose behalf, directly or indirectly, the Business

Combination has been proposed for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the highest per share price equivalent of the highest price that can be determined to have been paid at any time by such Acquiring Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price all purchases by an Acquiring Person shall be taken into account regardless of whether the shares were purchased before or after the Acquiring Person became an Acquiring Person. Also, the Highest Per Share and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Acquiring Person with respect to the shares of capital stock of the Corporation acquired by the Acquiring Person. The Highest Per Share Price and the Highest Equivalent Price shall be appropriately adjusted to take into account stock dividends, subdivisions, combinations and reclassifications.

          9. Fair Market Price. The term “Fair Market Price” shall mean for any class of Voting Stock the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such class of Voting Stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such class of Voting Stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such class of Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such class of Voting Stock is listed, or, if such class of Voting Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such class of Voting Stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock.

SECTION III

AMENDMENT

          The provisions set forth in this Article NINTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock of the Corporation at a meeting of the stockholders duly called the consideration of such amendment, alteration, change or repeal, provided, however, that if such action has been proposed directly or indirectly on behalf of an Acquiring Person, it must also be approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock held by the stockholders other than such Acquiring Person.

          TENTH: A director of the Corporation shall not be personally liable to the Corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which would otherwise exist under applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section    of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of or adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article TENTH by the stockholder of the Corporation or in any other manner may be permitted by law shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of Amerada Hess Corporation by its Chairman of the Board, under its corporate seal and attested by its Secretary this August 15, 1988.

AMERADA HESS CORPORATION

[CORPORATE SEAL]
		By:	LEON HESS
Chairman of the Board

Attest:	CARL T. TURSI
Secretary

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